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                                                             EXHIBIT 99.2


                          GASONICS INTERNATIONAL CORPORATION
                           NOTICE OF GRANT OF STOCK OPTION


          Notice is hereby given of the following stock option grant (the "Option") to purchase shares of the Common Stock of GaSonics International Corporation (the "Corporation"):


     OPTIONEE: ___________________________

     GRANT DATE: __________________________

     EXERCISE PRICE:  $_______  per share

     NUMBER OF OPTION SHARES:    ___________ shares

     EXPIRATION DATE:  _________________, 200__

     TYPE OF OPTION: _____ Incentive Stock Option

                  _____ Non-Statutory Option

     EXERCISE SCHEDULE: The Option shall become exercisable for twenty-five percent (25%) of the Option Shares upon Optionee's completion of one
     (1) year of Service (as defined in the attached Stock Option Agreement) measured from the Grant Date and shall become exercisable for the balance of the Option Shares in a series of three (3) equal and successive annual installments upon Optionee's completion of each additional year of Service thereafter. In no event shall the Option become exercisable for any additional Option Shares following Optionee's cessation of Service. However, in the event Optionee's Service should terminate by reason of permanent disability (as defined in the attached Stock Option Agreement), the Option shall immediately become exercisable for an additional twenty-five percent (25%) of the Option Shares.

          Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the GaSonics International Corporation 1994 Stock Option/Stock Issuance Plan (the "Plan"). Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee also acknowledges receipt of a copy of the official prospectus for the Plan attached hereto as Exhibit B.

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          NO EMPLOYMENT OR SERVICE CONTRACT.  Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any parent or subsidiary employing Optionee) or Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason whatsoever, with or without cause.


Dated:__________, 199__


                                            GASONICS INTERNATIONAL CORPORATION


                                            By:_______________________________

                                            Title: ___________________________

                                            __________________________________
                                                     OPTIONEE


                                           Address: __________________________

                                                      ________________


ATTACHMENTS:
EXHIBIT A:  STOCK OPTION AGREEMENT
EXHIBIT B:  PLAN SUMMARY AND PROSPECTUS

                                           2
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                                      EXHIBIT A

                                STOCK OPTION AGREEMENT

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                                      EXHIBIT B

                                   PLAN PROSPECTUS
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